Exhibit 99.1

Hanger Announces Successful Completion of Senior Notes Consent Solicitation, Entry Into Supplemental Indenture, and Nullification of Notice of Default

AUSTIN, Texas, December 15, 2015— Hanger, Inc. (NYSE: HGR) (the “Company”) today announced that it has successfully solicited consents from holders of its $200,000,000 aggregate principal amount 7 1/8% Senior Notes due 2018 (the “Notes”) to amend and waive certain provisions of its Indenture (the “Indenture”), dated November 2, 2010, among the Company, its subsidiary guarantors and Wilmington Trust Company, as trustee pursuant to which the Notes were issued (the “Consent Solicitation”).  On December 11, 2015, the Company received the requisite consents required to approve the adoption of the Fifth Supplemental Indenture (the “Supplemental Indenture”).  As a result, on December 11, 2015, the Company entered into the Supplemental Indenture to amend and waive certain provisions of the Indenture.  The amendment and waivers contained in the Supplemental Indenture became operative when the Company paid the initial consent fee on December 15, 2015 in accordance with the terms of the Consent Solicitation.

The Supplemental Indenture amends, effective as of November 15, 2015, the reporting covenant in the Indenture to extend the Company’s deadline to deliver to the holders (with copies to the trustee) periodic reports required to be filed or furnished with the Securities and Exchange Commission (the “SEC”) until the earliest of such time as the Company is current in its filings with the SEC, the Company fails to timely pay a second consent fee if due on May 15, 2016, and August 31, 2016 (the “Termination Date”).  The Supplemental Indenture waives through the Termination Date any default or event of default under the Indenture that may occur or exist as a result of or in connection with the Company’s failure to timely deliver to the holders (with copies to the trustee), or file with the SEC, its delayed SEC reports.  The Supplemental Indenture also results in any notice of default relating to the Company’s reporting covenant under the Indenture becoming null and void and deemed to have been withdrawn, including the Notice of Default as discussed below.  Additionally, pursuant to the terms of the Supplemental Indenture, the Company increased the interest rate on the Notes to 9.125%, effective as of November 15, 2015, and if the Company is not current in its filing obligations with the SEC as of May 15, 2016, it will further increase the interest rate on the Notes by an additional 1½% per annum to 10.625%, effective as of May 15, 2016.

The Supplemental Indenture also amends the definition of “permitted liens” in the Indenture to limit the ability of the Company to incur certain secured indebtedness to an amount not to exceed $375.0 million, except as such may be incurred to refinance the Notes, until such time as the Company is current in its periodic reporting obligations with the SEC.

Additionally, the Supplemental Indenture amends the indenture to include an obligation of the Company to, until such time as it is current in its filing obligations with the SEC, provide within 40 days after the end of a fiscal quarter and 60 days after the end of a fiscal year certain preliminary, estimated and unaudited cash flows and other data in a form substantially consistent with the information the Company previously provided in its Current Report on Form 8-K dated November 12, 2015 (each, a “Cash Flow Report”).  If the Company fails to timely file or furnish a Cash Flow Report by the deadline, and if the Company shall not have subsequently filed such Cash Flow Report within 15 days after such deadline, then the Company shall be required to pay additional interest on the Notes on the next succeeding interest payment date after the failure to file or furnish with the SEC such Cash Flow Report.  The amount of additional interest payable to each holder for each failure to file or furnish a Cash Flow Report within 15 days after the deadline described above shall be calculated by multiplying the aggregate outstanding principal amount of the Notes held by such holder on the related record date by 0.5%.  The additional interest payment shall be $5.00 per $1,000 in aggregate principal amount of Notes.  For the avoidance of doubt, the failure to file or furnish with the SEC such Cash Flow Report for an applicable fiscal quarter or fiscal year shall only require one payment of additional interest with respect to that period.  Additionally, the Company’s failure to file or furnish with the SEC such Cash Flow Report shall not be a default or event of default under the Indenture, and the holders’ sole remedy is the payment of any applicable additional interest.

As previously disclosed, the Company received a notice of default (the “Notice of Default”) from a single holder who holds greater than 25% in aggregate principal amount of the Notes issued under the Indenture.  The execution of the Supplemental Indenture results in the Notice of Default becoming null and void and deemed to have been withdrawn.  The Supplemental Indenture also results in the withdrawal of the Notice of Default pursuant to the terms of the Company’s bank credit agreement such that such Notice of Default is not an event of default under the bank credit agreement.

The Consent Solicitation was made on the terms and subject to the conditions set forth in the Company’s Amended and Restated Notice of Consent Solicitation, dated November 30, 2015, as amended by Amendment No. 1 to the Amended and Restated Notice of Consent Solicitation, dated December 7, 2015, and Amendment No. 2 to the Amended and Restated Notice of Consent Solicitation, dated December 9, 2015, and in the related Form of Consent.  The Consent Solicitation expired at 5:00 p.m., New York City time, on December 14, 2015.  On December 15, 2015, the Company paid to the holders of the Notes who delivered valid and unrevoked consents prior to the expiration time an initial consent fee in the form of a cash payment of $20.00 per $1,000 principal amount of Notes for which consents were delivered by such holder.  The Company will also pay on May 15, 2016, if the Company is not Current as of such date in its filing obligations with the SEC, to the holders who delivered valid and unrevoked consents prior to the expiration time a cash payment of $5.00 per $1,000 principal amount of Notes for which consents were delivered by such holder.

Wells Fargo Securities, LLC acted as the solicitation agent in connection with the Consent Solicitation, and D.F. King & Co., Inc. acted as the information and tabulation agent for the Consent Solicitation.

About Hanger, Inc. — Built on the legacy of James Edward Hanger, the first amputee of the American Civil War, Hanger, Inc. (NYSE: HGR) delivers orthotic and prosthetic (O&P) patient care, and distributes O&P products and rehabilitative solutions to the broader market.  Hanger’s Patient Care segment is the largest owner and operator of O&P patient care clinics with in excess of 750 locations nationwide.  Through its Products & Services segment, Hanger distributes branded and private label O&P devices, products and components, and provides rehabilitative solutions. Steeped in over 150 years of clinical excellence and innovation, Hanger’s vision is to be the partner of choice for products and services that enhance human physical capability.

SOURCE Hanger, Inc.

Investor Contact:

Paul Severt, Vice President, Corporate Finance and Treasurer

Hanger, Inc., (512) 777-3666

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